Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated December 27, 2023, with respect to the financial statements of Barrow Hanley Emerging Markets Value Fund, Barrow Hanley International Value Fund, Barrow Hanley Concentrated Emerging Markets ESG Opportunities Fund, Barrow Hanley Total Return Bond Fund, Barrow Hanley Credit Opportunities Fund, Barrow Hanley Floating Rate Fund, and Barrow Hanley US Value Opportunities Fund (seven of the funds comprising The Advisors’ Inner Circle Fund III), as of October 31, 2023, incorporated herein by reference.

/s/ KPMG LLP

Philadelphia, Pennsylvania

May 15, 2024